Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ADEX MEDIA, INC.",  FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF

APRIL, A,D. 2008, AT 5:21 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4536801 8100 080454819	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6537707 DATE: 04-21-08

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: ADEX MEDIA, INC.

SECOND: Its registered office in the State of Delaware is to be located 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

TI-11RD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity including for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is: One Hundred million (100,000,000) shares of common stock with $.001 par value and Ten million (10,000,000) shares of preferred stock with $0,001 par value.

The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

FIFTH: The name and address of the incorporator is as follows: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 21st day of April, 2008. Corporation Service Company, Incorporator

By: /s/ MaryLee Frederick
MaryLee Frederick
Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:30 PM 04/21/2008
FILED 05:21 PM 04/21/2008
SRV 080454819 - 4536801 FILE